MINUTES OF
                               BOARD OF DIRECTORS
                                       OF
                                 HOME WEB, INC.
                                DECEMBER 18, 1997

A meeting of the Board of Directors of Home Web, Inc. was held on December 18, 1997 commencing at 5:3 0 p. m.

Present were Dennis Davis and Grig Roberts. Cornelia Davis was absent.

Minutes were read from the previous meeting and Grig Roberts moved, Dennis Davis seconded, minutes were unanimously approved as read.

The following item was discussed and approved:

Authorize Hawkins Accounting, CPA of Salinas, California to prepare audited financial statement.

Dennis  Davis  approved  and  Florence  Roberts  seconded,   motion  unanimously
approved.

The meeting adjourned 5:45 p.m.


                                            /s/ Cornelia Davis
                                            ---------------------------
                                            SECRETARY



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